Exhibit 3.115

CERTIFICATE OF FORMATION

OF

TRANSMONTAIGNE GP L.L.C.

This Certificate of Formation of TransMontaigne GP L.L.C. (the “LLC”) is being duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1.                                      The name of the limited liability company formed hereby s “TransMontaigne GP L.L.C.”

2.                                      The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, 19801.  The name of the registered agent for service of process on the LLC in the State of Delaware at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of TransMontaigne GP L.L.C. this 23rd day of February, 2005

/s/ Donald H. Anderson
Donald H. Anderson
Authorized Person